Exhibit 99.1

Zonzia Media Announces Its Expansion Into 27 Million Cable Households

OTT streaming media company Zonzia Media Inc. teams with simplyME Distribution to expand its programming into 27.5 million cable households

LOS ANGELES – June 26, 2015 – ZONZIA MEDIA, Inc. (ZONX), a new over-the-top (OTT) streaming media company, today announced that it has significantly expanded its cable reach from 10 million cable households to 27.5 million cable households.

Zonzia is teaming up with simplyME Distribution to provide its programming, which is supported by national branded advertisers, to cable households through cable television providers Comcast, Dish Network and Verizon FiOS.

Zonzia currently has over 30 hours of programming and is in the process of ramping up its programming efforts which will expand to approximately 90 hours of content in the fourth quarter of this year. Correspondingly, Zonzia is also looking to significantly expand its number of Video-On-Demand (VOD) cable households in Q4 2015.

Through their partnership, Zonzia and simplyME have already secured major nationally branded advertising partners in support of their programming and will continue to bring on board new national advertisers in the coming months. With its current ad partners, Zonzia believes it will report revenue from these advertisers in the 3rd quarter of this year. With the anticipated addition of new advertisers, Zonzia expects to recognize a growth in revenue in conjunction with its ongoing programming efforts.

Zonzia and simplyME will be working closely together to identify and implement distinctive distribution growth strategies capitalizing on Zonzia’s unique and expanding programming library which will encompass original programming, TV series and movies.

About simplyME Distribution

simplyME Distribution is a media distributor dedicated to the needs of independent content providers in extending their value propositions over such names as Dish Network, Verizon FiOS, Comcast and independent TV stations nationally.

About Zonzia Media

ZONZIA MEDIA, Inc. (ZONX) is an over-the-top (OTT) streaming media company that delivers entertainment content to consumers.  Zonzia distributes original programming, TV series, movies, independent films, documentaries, and live events through its subscription video-on-demand (SVOD) hybrid channel which will be accessible over most connected devices.  Zonzia has secured VOD carriage across Comcast, Dish Network and Verizon FiOS currently reaching 27.5 million homes. The Zonzia channel will also be available in hotel rooms across the U.S. For more information, please visit www.zonzia.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including, but not limited to statements regarding Zonzia Media Inc. and their strategies, plans, programming and other products, and revenue projections. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "plans," "will," "believes," "estimates," and similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Zonzia's filings with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Zonzia Media Inc. undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.